Contact: B. J. Kulpa
                                             President & Chief Executive Officer
                                             314-216-2600


           HUTTIG BUILDING PRODUCTS COMPLETES SPIN-OFF FROM CRANE CO. AND MERGER WITH U.S. BUILDING PRODUCTS BUSINESS OF RUGBY PLC

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     ST. LOUIS,  December 16, 1999 - Huttig Building Products,  Inc. (NYSE: HBP)
today announced the completion of its spin-off from Crane Co. and its merger with the U.S. building products division of Rugby Group, PLC. Huttig Building Products stock is being traded on the New York Stock Exchange under the symbol HBP.

     "This is a great day of Huttig, and our employees, customers and shareholder," said Barry J. Kulpa, president and chief executive officer. "The spin-off and acquisition create a new, independent Huttig that is the largest and strongest building products distributor in the nation, with approximately $1.3 billion in sales and 3,200 employees at 76 locations. We're positioned to become the industry leader in customer service, responsiveness and cost efficiency."

     Under the terms of the spin-off from Crane Co., each Crane shareholder has received one share of Huttig stock for every 4.5 shares of Crane stock they own, or a total of about 13.9 million shares. At the same time, Huttig has completed its acquisition of the U.S. building products operations of Rugby PLC for approximately 6.6 million shares of Huttig stock. Following the transactions, Huttig will have approximately 20.5 million shares of common stock outstanding.


     Huttig Building Products, Inc. (NYSE: HBP), headquartered in St. Louis, Missouri, is the largest distributor of millwork and building products in the United States.